Exhibit 24.1

GRIFFIN CAPITAL NET LEASE REIT, INC.

POWER OF ATTORNEY

The undersigned directors and officers of GRIFFIN CAPITAL NET LEASE REIT, INC. (the “Company”) hereby constitute and appoint Joseph E. Miller and Kevin A. Shields, or either of them acting singly, the true and lawful agents and attorneys-in-fact of the undersigned, with full power and authority in said agents and the attorneys-in-fact to act in the name of and on behalf of the undersigned to sign for the undersigned and in their respective names as directors and officers of the Company in connection with the Company’s Registration Statement on Form S-11, to be filed with the Securities and Exchange Commission (“SEC”), relating to the registration of up to $1.1 billion in shares of the Company’s common stock, to sign any and all amendments, including any Post-Effective Amendments, to such Registration Statement, to perform any and all such acts necessary or proper in connection with the filing of such Registration Statement, and, generally, to act for and in the name of the undersigned with respect to such filing.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Power of Attorney has been signed below, effective as of August 6, 2012, by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Kevin A. Shields Kevin A. Shields	Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2012

/s/ Joseph E. Miller Joseph E. Miller	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 6, 2012

/s/ Gregory M. Cazel Gregory M. Cazel	Independent Director	August 6, 2012

/s/ Timothy J. Rohner Timothy J. Rohner	Independent Director	August 6, 2012